News Release:

September 26, 2008
Contact: Connie Waks
206.340.2305

JPMorgan Chase Acquires Washington Mutual Bank's Operations

FHLBank Seattle Advances Assumed by JP Morgan Chase

Seattle - On September 25, 2008, in a transaction facilitated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, JPMorgan Chase acquired substantially all of the assets, all of the deposits, and certain liabilities of Washington Mutual Bank of Henderson, Nevada. The transaction included the transfer of Federal Home Loan Bank of Seattle member Washington Mutual Bank, FSB of Park City, Utah, a wholly-owned subsidiary of Washington Mutual Bank.

As a result of the transaction, approximately $16 billion of Federal Home Loan Bank of Seattle advances outstanding to Washington Mutual, FSB are now outstanding to JPMorgan Chase. The Federal Home Loan Bank of Seattle remains fully collateralized on these advances.

About the Seattle Bank
The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable 380 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, demand for advances, business and capital plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's 2007 annual report on Form 10-K and quarterly 2008 reports on Form 10-Q filed with the SEC. These reports are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement